CONTACTS:	Dennis Melton	Nathan Misner
	F5 Investor Relations	F5 Communications
	(206) 272-6078	(206) 272-7494
	d.melton@f5.com	n.misner@f5.com
F5 Networks Appoints Michel Combes to Board of Directors
SEATTLE, JULY 20, 2018 – F5 Networks (NASDAQ: FFIV) today announced the appointment of Michel Combes, CEO of Sprint, to its board of directors. Combes joins F5’s board as a proven leader with 30 years of experience in the telecommunications and technology industries.
“The service provider market has long been a core area of F5’s business, and we’re gratified to add an individual of Michel’s industry stature and expertise to our board,” said François Locoh-Donou, president and CEO of F5. “Service providers and their customers are intimately familiar with the power of applications. We anticipate this addition to the company’s leadership team will yield compelling insights as we evolve our app services offerings to support myriad technology consumption models and cloud-focused innovations.”
Before joining Sprint in 2018, Combes served in a number of senior leadership roles, including CEO and chief operating officer at Altice, and chairman and CEO of SFR Group. Additional executive experience includes positions as CEO of Alcatel-Lucent, CEO of Vodafone Europe, chairman and CEO of TDF Group, and chief financial officer and senior executive vice president of France Telecom.
In addition, Combes has served on many industry boards and associations during his career, including current participation as a member of the Business Advisory Group for McLaren Technology Group. He is a graduate of École Polytechnique and Télécom ParisTech, with a focus in engineering.
About F5
F5 (NASDAQ: FFIV) makes apps go faster, smarter, and safer for the world’s largest businesses, service providers, governments, and consumer brands. F5 delivers cloud and security solutions that enable organizations to embrace the application infrastructure they choose without sacrificing speed and control. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark or service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
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